PROSPECTUS SUPPLEMENT (To prospectus dated March 23, 2011)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-162866

2,771,909 SHARES OF COMMON STOCK, $2.50 PAR VALUE

OFFICEMAX

INCORPORATED

This prospectus supplement supplements the prospectus dated March 23, 2011, relating to the resale of 2,771,909 shares of our common stock to allow our master trust (the “Selling Stockholder”), which is the funding vehicle for the Company’s six tax-qualified employee pension benefit plans (the “Plans”), to resell, from time to time, shares of our common stock that we contributed as a voluntary, excess contribution to the Selling Stockholder. Since the date that we contributed such shares to the Selling Stockholder, the Selling Stockholder has sold 5,559,813 of the 8,331,722 shares contributed to the Selling Stockholder, and the 2,771,909 shares specified above represents the number of shares remaining to be sold. This prospectus supplement should be read in conjunction with the prospectus dated March 23, 2011, including any supplements thereto, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements thereto.

Current Report on Form 8-K

On April 18, 2011, we filed a Current Report on Form 8-K with the Securities and Exchange Commission. The text of such Form 8-K is attached hereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 21, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report: April 18, 2011

Date of earliest event reported: April 13, 2011

OFFICEMAX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Shuman Blvd.

Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 438-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

OfficeMax Incorporated (“OfficeMax”) held its annual stockholders’ meeting on April 13, 2011. At the annual meeting, our stockholders (i) elected each of the persons listed below to serve as an OfficeMax director for a term that will continue until the next annual meeting of stockholders or until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal, (ii) approved the appointment of KPMG LLP to serve as OfficeMax’s independent registered public accounting firm for 2011, (iii) adopted, on a non-binding, advisory basis, a resolution approving the compensation of OfficeMax’s named executive officers described under the heading “Executive Compensation” in OfficeMax’s proxy statement, and (iv) selected, on a non-binding, advisory basis, an annual frequency for the shareholder vote on the compensation of OfficeMax’s named executive officers.

OfficeMax’s independent inspector of elections reported the vote of the stockholders as follows:

Proposal 1: The election of directors

Name	FOR	AGAINST	WITHHOLD	BROKER NON-VOTE
Warren F. Bryant	73,593,130	250,940	50,704	4,582,374
Joseph M. DePinto	69,440,214	867,625	3,586,935	4,582,374
Rakesh Gangwal	69,144,888	1,163,140	3,586,476	4,582,374
William J. Montgoris	69,448,561	859,936	3,586,277	4,582,374
Francesca Ruiz de Luzuriaga	73,261,890	588,234	44,650	4,582,374
Ravichandra K. Saligram	73,278,389	566,105	50,280	4,582,374
David M. Szymanski	66,044,286	4,265,089	3,585,399	4,582,374

Proposal 2: The appointment of KPMG LLP as OfficeMax’s independent registered public accounting firm for 2011.

FOR	AGAINST	ABSTAIN
78,117,399	343,383	16,366

Proposal 3: The adoption, on a non-binding, advisory basis, of a resolution approving the compensation of OfficeMax’s named executive officers described under the heading “Executive Compensation” in OfficeMax’s proxy statement

FOR	AGAINST	ABSTAIN	BROKER NON-VOTE
60,371,159	13,420,942	102,673	4,582,374

Proposal 4: The selection, on a non-binding, advisory basis, of the frequency of the stockholder vote on the compensation of OfficeMax’s named executive officers

THREE YEARS	TWO YEARS	ONE YEAR	ABSTAIN	BROKER NON-VOTE
12,241,941	22,529	61,382,033	49,271	4,582,374

In accordance with the wishes of its stockholders, OfficeMax will hold an annual vote on the compensation of named executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 18, 2011

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and General Counsel